FIRST AMENDMENT TO RISK ALLOCATION, CONSULTING AND SERVICES AGREEMENT

THIS FIRST AMENDMENT TO RISK ALLOCATION, CONSULTING AND SERVICES AGREEMENT is made as of this 24 day of September 2012 by and between SNODDY MANAGEMENT, INC. ("SMI") and DYNAMIC MATERIALS CORPORATION ("DMC").

WITNESS:

WHEREAS, SMI and DMC are parties to a Risk Allocation, Consulting and Services Agreement made as of the first day of April 2008 and wish, by this First Amendment, to amend it as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and payments set forth herein and intending to be legally bound hereby, SMI and DMC agree as follows:

1. Concurrently with entry into this First Amendment, DMC and Coolspring Stone Supply, Inc. have entered into a First Amendment to a July 29, 2008 License Agreement. For so long as said First Amendment to License Agreement remains in force and effect, the compensation payable to SMI under the Risk Allocation, Consulting and Services Agreement shall increase to [redacted] per annum, payable monthly in advance in equal installments of [redacted] beginning with the payment due October 1, 2012. Should the First Amendment to License Agreement be terminated, the compensation payable under this First Amendment shall cease and revert instead to the [redacted] per annum (as adjusted) presently set forth therein. DMC and SMI stipulate and agree that this increase is appropriate in light of the additional risk and consultation that will occur as a result of DMC's increase in the size, nature and frequency of DMC's explosive bonding activities on a portion of the leased premises on which Coolspring conducts its own business operations.

2. The [redacted] per annum payable pursuant to this First Amendment shall be increased every 36 months by a percentage equal to the increase in the Consumer Price Index as defined in the Risk Allocation, Consulting and Services Agreement except that the "base year" shall mean 2012 and the adjustments shall occur every 36 months beginning with October 2015.

In the event, however, that the First Amendment to License Agreement is terminated and the payments due hereunder revert to the base level of [redacted] per annum, the [redacted] amount shall be restored as increased and adjusted as set forth in the Risk Allocation, Consulting and Services Agreement without regard to this First Amendment. For the avoidance of doubt, it is the parties' intent that increases in the annual amount shall begin anew with respect to the [redacted] annual payment but, in the event that this increased payment is eliminated, the [redacted] annual payment shall be increased as provided in the Risk Allocation, Consulting and Services Agreement as if this First Amendment thereto had never been written.

3. Except as amended hereby, SMI and DMC ratify and reaffirm all of the terms and provisions of the Risk Allocation, Consulting and Services Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to as of the date first written above.

SNODDY MANAGEMENT, INC.

William R. Snoddy, President

DYNAMIC MATERIALS CORPORATION

Richard A. Santa
Senior VP + CFO